Exhibit 99.1

          ICN PHARMACEUTICALS PROVIDES SECOND QUARTER 2002 UPDATE


     COSTA MESA, CA, July 11, 2002 -- ICN Pharmaceuticals (NYSE: ICN) announced today that it expects 2002 second quarter revenues to be approximately $236 million. The company also expects that net income per diluted share in the second quarter, excluding non-recurring and extraordinary items, will be between $0.15 and $0.20 per share, rather than the analyst consensus estimate of $0.44 per share reported on First Call.

     The company said the lower than anticipated second quarter operating results primarily are due to the following factors:

     o Lower product sales in ICN's North America division resulting from decisions to reduce inventories at the wholesale level;

     o    Lower than expected revenues for ICN's Photonics division;

     o Additional research and development expenses from a recent North America acquisition; and,

     o    Lower than expected sales from operations in Russia.

     Robert W. O'Leary, newly appointed ICN chairman and chief executive officer, said, "While we are disappointed with the lower revenue and earnings figures in the second quarter, the fundamentals of ICN's business remain strong. This is a profitable business with a strong product line that produces excellent cash flow. I intend to focus on these strengths as we look for opportunities to enhance our operations over the next few months."

     The company also announced that it expects to record non-recurring operating items in the second quarter of approximately $150 million, which primarily include stock compensation costs related to ICN's employee compensation plan; executive and director bonuses paid in connection with the Ribapharm IPO; incentive compensation costs; costs incurred in ICN's recent proxy contest; the write off of in-process research and development expenditures related to a recent acquisition; and severance costs.

     The company also expects to record a one-time gain in the second quarter from the Ribapharm IPO of approximately $250 million, as well as an extraordinary loss (after taxes) of approximately $30 million from the repurchase of debt.

     ICN indicated that due to the non-recurring items, it expects to report an operating loss for the second quarter. However, because of the gain from the Ribapharm IPO, the company expects to report a net profit for the quarter.

     O'Leary continued, "As we announced two weeks ago, it will be prudent for us to examine all aspects of ICN's business, including its overhead structure, its operations in all regions, and its strategic business plan. We expect to have more to say on this process shortly. Because of the ongoing strategic review and the time needed to finalize the data from our overseas operations, we expect to report final earnings on August 7, 2002."

     Ribapharm, Inc. (NYSE: RNA), a biopharmaceutical company that is 80 percent owned by ICN, announced today that it expects to report second quarter royalty revenue in excess of $61 million for its drug ribavirin marketed by Schering-Plough for treatment of chronic hepatitis C. Ribapharm also expects to meet or exceed the current market consensus earnings estimate of $0.17 per share.

Conference Call and Webcast
---------------------------

     ICN will host a conference call and webcast at 7:30 A.M. PDT (10:30 A.M. EDT) today to discuss its preliminary second quarter results. Analysts, investors and other interested parties are invited to participate in the call by dialing (416) 640-1907. The confirmation code is 586015. Those who wish to access the webcast may do so through the company's Web site at www.icnpharm.com.
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     ICN is an innovative, research-based global pharmaceutical company that manufactures, markets and distributes a broad range of prescription and non-prescription pharmaceuticals, and devices under the ICN brand name. Its research and new product development focuses on innovative treatments for dermatology, oncology and hepatology.


     Additional information is also available on the company's website at http://www.icnpharm.com.
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THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.